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                                   Exhibit 6.1

                        Editworks Ltd. Service Agreement

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                                                                 Eidtworks, Ltd.
                                                       Services Agreement page 1


                                 EDITWORKS, LTD.
                               SERVICES AGREEMENT

THIS SERVICES AGREEMENT is entered into as of October 1, 1999, between Reliant Interactive Media Corp., a Nevada corporation ("RIMC") and EditWorks, Ltd., a Nevada corporation, ("EditWorks"), and is made with reference to the following facts. This Agreement shall commence on or about October 1, 1999.

WHEREAS, RIMC produces and exploits Short-Form Commercials and Infomercial Productions (individually and collectively referred to as the "Infom- ercials").

WHEREAS, RIMC has requested EditWorks to perform certain services and to provide certain equipment for the production and editing of Infomercials; and

WHEREAS, to that end, EditWorks has arranged for the delivery of certain editing equipment owned by EditWorks for the benefit of RIMC; and

WHEREAS, RIMC desires to avail itself of the services offered by EditWorks on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.   Provision of Editing Equipment and Services.

     a. Equipment. EditWorks shall deliver to the offices of RIMC an editing system known as the AVID MC9000 Non-Linear editing system and peripheral accessories and software all as more fully shown on the attached EditWorks Inventory. The office facility for the EditWorks Inventory shall have sufficient electrical and cooling capacity for the optimum operation of the AVID editing system. The EditWorks Inventory shall be delivered to this location for the benefit of RIMC as described herein, and RIMC shall accrue an equity interest in same as more fully described herein. The EditWorks Inventory will be maintained and upgraded upon the mutual agreement and at the equal expense of the parties. EditWorks will provide and maintain all insurance coverage for loss or damage to those items shown on the EditWorks Inventory and provide proof of insurance to RIMC upon request.


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                                                                 Eidtworks, Ltd.
                                                       Services Agreement page 2

     b. Editing Services. EditWorks shall as a primary responsibility provide or supervise editing services for Infomercial productions subject to the direction and specifications of RIMC.

2. Film and Directorial Services. EditWorks shall provide suitable personnel to operate a camera and/or supervise the camera work in the filming of Infomercials or to direct same. The parties shall mutually agree on a schedule that permits these duties to be fulfilled. In connection with these duties to RIMC, the EditWorks employees shall be provided the use of office space at the offices of RIMC or such other accommodations as are necessary to fulfill these duties.

3.   Consideration and Fees.

     a.   Obligations of RIMC:

          (i) Monthly Fee. A fee of $10,000 per month shall be paid by RIMC to EditWorks beginning October 1, 1999 and monthly thereafter for the term of this contract. The amount of $2,500 of this monthly fee shall be in consideration of RIMC obtain- ing an equity interest in the equipment described in the EditWorks inventory. EditWorks shall be responsible for the payment of all of its operating expenses, including the sala- ries of its employees. However, RIMC may choose to hire additional editors at their sole expense to operate the editing equipment under the direction of EditWorks.

          (ii) Royalty. RIMC shall pay to EditWorks a monthly royalty equal to one quarter of one percent (.25%) on their gross sales (as defined by GAAP accounting) less shipping, han- dling, returns and taxes on all Infomercials for which EditW- orks provides services pursuant to this Agreement. This royalty shall be due and payable within one month of the end of each calendar month for such gross sales received in that previous calendar month. The royalties shall be payable for as long as there are revenues realized on the particular infomerc- ial, however the royalties shall only be paid on an aggregate of the first $50,000,000 in sales as defined above. Royalties shall only be paid on new productions and shall not be paid on re-edits of previously produced Infomercials or on sales from any Infomercials for the sales of computer equipment or software. Royalties shall not be payable on any income received by RIMC from editing services fees, whether this income is paid from EditWorks to RIMC or directly to RIMC by third party clients.


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                                                                 Eidtworks, Ltd.
                                                       Services Agreement page 3


         (iii) Moving Expenses. RIMC shall pay one-half of the moving expenses (subject to a maximum payment of $4,000) for the EditWorks Inventory.

     b.   Obligations of EditWorks.

          (i) Fees for Third-Party Referrals. EditWorks shall pay to RIMC one-half of all net profits (as defined by GAAP accounting) realized from post-production contracts facilitated by RIMC with outside parties. In the event that RIMC receives a pay- ment directly from a third party for editing services, EditWo- rks shall provide to RIMC an accounting of its expenses associated with that particular contract and RIMC shall then remit to EditWorks the amount of those expenses plus one- half of the net profits thereon.

          (ii) EditWorks Stock. As royalties are paid pursuant to section 4a.(ii) herein, one-half of these royalty payments shall be credited to RIMC earning restricted stock of EditWorks on the basis of one share per $5.00 of credited payments. This stock will be issued within one month of the receipt of royal- ties from RIMC, however certificates will not be issued until a minimum of 100 shares have been earned in any particular period. The price per share of stock shall be proportionately adjusted for any increase or decrease in the number of issued shares of EditWorks resulting from: (x) a subdivision or con- solidation of shares; (y) the payment of a stock dividend; or (z) any other increase or decrease in the number of such shares effected without receipt of consideration by EditWorks. Any fraction of a share resulting from an adjustment in the number of shares issued shall be rounded up to the next whole share.

         (iii) Monthly Rent. EditWorks shall pay to RIMC rent for use of the office facility provided by RIMC for the EditWorks Inventory of $200 per month.

4. Status of Parties: The parties hereto expressly agree, each for the other, that the relationship between them hereunder is that of two principals dealing with each other as independent contractors for the sole and
     specific   purpose  that  EditWorks  shall  provide  and  deliver  services described herein in connec- tion with the production of Infomercials, subject to the terms and conditions of this Agreement. At no time, past, present or future, shall the relationship of the parties herein be deemed or intended to constitute a relationship with the characteristics of an agency, partnership, joint venture, or of a collabora- tion for the purposes of sharing any profits or ownership in common. Neither


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                                                                 Eidtworks, Ltd.
                                                       Services Agreement page 4

     party shall have the right, power or authority at any time to act on behalf of, or represent, the other party, but each party hereto shall be separately and entirely liable for its own respective debts in all respects. This Agreement is not for the benefit of any person who is not a party signatory hereto or specifically named as a beneficiary herein. RIMC may assign or license its rights hereunder in whole or in part to any person, firm or corporation. Except for assignment to RIMC, EditWorks may not assign or license any of its rights or obligations hereunder, or under any agreement entered into by EditWorks with any third party. Subject to the foregoing, the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, administrators, executors, successors and assigns, and any past, present or future parent, subsidiary or affiliate company.

5. Notices: Any and all notices, communications and demands required or desired to be given hereunder by either party hereto shall be in writing and shall be validly given or made if served either personally or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice or demand be served personally, service shall be conclusively deemed made at the time of such personal service. If such notice or demand be served by registered or certified mail in the manner herein provided, service shall be conclusively deemed made two business days after the deposit thereof in the United States mail addressed to the party to whom such notice or demand is to be given as hereinafter set forth:

     RIMC: Reliant Interactive Media Corp.
     13535 Feather Sound Drive, Suite 220
     Clearwater, FL 33762

     EditWorks: EditWorks, Ltd.
     34700 Pacific Coast Hwy., Suite 300
     Capistrano Beach, CA 92624

     Any party hereto may change its address for the purpose of receiving notices or demands as herein provided by a written notice given in the manner aforesaid to the other party hereto, which notice of change of address shall not become effective, however, until the actual receipt thereof by the other party.

4. Term and Purchase Rights at End of Term. This Agreement shall be for a primary term of one year, and may be extended by RIMC for two additional one-year terms. If this contract is terminated by RIMC at the end of one year, EditWorks will repurchase the EditWorks Inventory for an amount equal to one- half of the RIMC payments that were applied to its equity interest in the equipment. In the alternative RIMC shall have the option to purchase all right and title interest in and to the EditWorks Inventory for a lump sum payment of

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                                                                 Eidtworks, Ltd.
                                                       Services Agreement page 5

     $100,000 at the end of one year, $50,000 at the end of two years or $25,000 at the end of three years.

5.   Miscellaneous:

     (a) This Agreement shall be construed, interpreted and enforced in accordance with and shall be governed by the laws of the State of Nevada applicable to agreements entered into and wholly to be performed therein. In the event of any conflict between any provisions hereof and any applicable laws to the contrary, the latter shall prevail, but this Agreement shall be deemed modified only to the extent necessary to remove such conflicts.

     (b) Each of the parties hereto shall execute and deliver any and all additional documents, and shall do any and all acts and things reasonably required in connection with the performance of the obligations undertaken hereunder and to effectuate the extent of the parties thereto.

     (c) This Agreement constitutes the entire agreement of the parties hereto and supersedes all oral and written agreements and understandings made or entered into by the parties hereto prior to the date hereof. No amendment, change or modification of this Agreement shall be valid unless it is made in writing and signed by both parties hereto, and any waiver of a failure to perform or breach shall not operate to waive any subsequent failure to perform or breach

     (d) The captions appearing at the commencement of the paragraphs hereof are descriptive only and for convenience in reference to this Agreement and should there be any conflict between any such heading and the paragraph at the head of which it appears, the paragraph thereof and not such heading shall control and govern in the construction of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

               (signatures for EditWorks, Ltd. Service Agreement)

Reliant Interactive Media Corp.

/s/
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By:  Tim Harrington, President

EditWorks, Ltd.

/s/
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By:  J. Dan Sifford, President